Exhibit 99.3

CT COMMUNICATIONS PRESS RELEASE
May 1, 2007 Concord, NC Jim Hausman 704.722.2410 Ron Marino 704.722.2212
CT Communications Declares Quarterly Dividend
CT Communications, Inc., (Nasdaq: CTCI) declared a quarterly cash dividend on its common stock of $0.12 per share to all shareholders of record as of the close of business on June 1, 2007. The quarterly dividend is payable on June 15, 2007.
CT Communications, Inc., headquartered in Concord, N.C., is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including broadband high-speed Internet services, local and long distance telephone services, and digital wireless voice and data services.